EXHIBIT 15

April 30, 2015

Securities and Exchange Commission

100 F Street, NE

Washington, D.C.  20549

Commissioners:

We are aware that our report dated April 30, 2015 on our review of interim financial information of 3M Company and its subsidiaries for the three month periods ended March 31, 2015 and 2014 and included in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2015 is incorporated by reference in its Registration Statements on Form S-8 (Registration Nos. 333-30689, 333-30691, 333-44760, 333-73192, 333-101727, 333-101751, 333-109282, 333-128251, 333-130150, 333-151039, 333-156626, 333-156627, 333-166908, 333-174562, 333-181269, and 333-181270) and Form S-3 (Registration Nos. 33-48089, 333-42660, and 333-109211, and 333-196003).

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Minneapolis, Minnesota